Exhibit 99

Isolagen, Inc. Completes Enrollment in
Isolagen Therapy™ Phase II/III Acne Scar Study

EXTON, PA – March 14, 2008 - Isolagen™, Inc. (AMEX:ILE) announced today the completion of enrollment of approximately 120 patients in its Phase II/III Study IT-A-008 investigating the Isolagen TherapyTM for the treatment of moderate to severe acne scars. Treatments, which will be administered at seven clinical sites across the U.S., have now commenced.

“We believe the Isolagen Therapy could hold great promise for the treatment of acne scars and are pleased to have completed this important clinical milestone as planned,” said Declan Daly, Chief Executive Officer of Isolagen. “Concerning our pivotal clinical program on wrinkle correction, we expect to review the six month efficacy data on our Phase III study of the Isolagen Therapy prior to September 1, 2008. We have focused our resources to meet the goals of advancing this program and our acne program and we are attempting to raise additional funding,” continued Daly. “We have reduced our average monthly cash burn rate, are actively pursuing strategic partners for out-licensing, and are attempting to sell our Switzerland facility in an effort to generate additional funds. We have a resolute management team in place who are committed to achieving these goals.”

About the Isolagen Process™ and Isolagen Therapy™

The Isolagen Process™ is an innovative cellular processing system which creates a natural, living cell therapy.  By multiplying a patient’s own collagen-producing cells or fibroblasts into tens of millions of new cells, a personalized treatment is created which is then returned to the patient’s skin.  This treatment, known as the Isolagen Therapy™, is designed to improve skin damage caused by the normal effects of aging, sun damage, acne and burns.

About Isolagen, Inc.

Isolagen™, Inc. (Amex: ILE) is an aesthetic and therapeutic company committed to developing and commercializing scientific advances and innovative technologies. The company’s technology platform includes the Isolagen Process™, a cell processing system for skin and tissue rejuvenation which is currently in clinical development for a broad range of aesthetic and therapeutic applications including wrinkles, acne scars, burns and periodontal disease. Isolagen also commercializes a scientifically-advanced line of skincare systems through its majority-owned subsidiary, Agera® Laboratories, Inc. For additional information, please visit www.isolagen.com.

Isolagen Forward Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release, include, without limitation, the timely completion of the study injections, the timely completion of the overall acne study, the timely completion of the Company’s Phase III wrinkle study, and the Company’s ability to raise additional funding, whether through strategic partners for outlicensing, by selling its Swiss facility, or otherwise. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated in “Item 1A. Risk Factors” in the Company’s Quarterly Reports on Form 10-Q filed since the annual report. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other public filings with the SEC since such date..

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